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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Commission File Number 0-23574

                           PETCO ANIMAL SUPPLIES, INC.
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             (Exact name of registrant as specified in its charter)


                  9125 Rehco Road, San Diego, California 92121
                                 (858) 453-7845
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                  Common Stock
                         Preferred Share Purchase Rights
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


                  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)          /X/           Rule 12h-3(b)(1)(ii)            / /
Rule 12g-4(a)(1)(ii)         / /           Rule 12h-3(b)(2)(i)             / /
Rule 12g-4(a)(2)(i)          / /           Rule 12h-3(b)(2)(ii)            / /
Rule 12g-4(a)(2)(ii)         / /           Rule 15d-6                      / /
Rule 12h-3(b)(1)(i)          /X/

                  Approximate number of holders of record as of the certification or notice date:
                  Common Stock:  14; Preferred Share Purchase Rights:  0.

                  Pursuant to the requirements of the Securities Exchange Act of 1934, Petco Animal Supplies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  October 5, 2000                    By:      /s/ JAMES M. MYERS
                                              ----------------------------------
                                              Name:    James M. Myers
                                              Title:   Senior Vice President and
                                                       Chief Financial Officer